PROSPECTUS	Pricing Supplement No. 3994
Dated November 21, 2002	Dated February 25, 2004
PROSPECTUS SUPPLEMENT	Rule 424(b)(3)-Registration Statement
Dated November 22, 2002	No. 333-100527

GENERAL ELECTRIC CAPITAL CORPORATION

GLOBAL MEDIUM-TERM NOTES, SERIES A

(Two-Year Constant Maturity Swap Rate Notes)

Trade Date: February 25, 2004

Settlement Date (Original Issue Date): March 2, 2004

Maturity Date: March 2, 2009

Principal Amount (in Specified Currency): US$ 300,000,000

Price to Public (Issue Price): 100.00%

Agent's Discount or Commission: 0.250%

Net Proceeds to Issuer (in Specified Currency): US$ 299,250,000

Interest Rate:

Interest Calculation:

☐ Regular Floating Rate

☐ Inverse Floating Rate

■ Other Floating Rate

Interest Rate Basis: ☐ CD Rate ☐ Commercial Paper Rate

☐ Federal Funds Rate (See "Additional Terms - Interest" below)

☐ LIBOR ☐ Prime Rate ☐ Treasury Rate

■ Other Two-Year Constant Maturity Swap Rate (See "Additional Terms - Interest" below)

Spread (Plus or Minus): Minus 0.65%

Spread Multiplier: N/A

Index Maturity: Two Years

Index Currency: United States Dollars

Maximum Interest Rate: N/A

Minimum Interest Rate: 0.00%

Interest Payment Period: Quarterly

CAPITALIZED TERMS USED IN THIS PRICING SUPPLEMENT WHICH ARE DEFINED IN THE PROSPECTUS SUPPLEMENT SHALL HAVE THE MEANINGS ASSIGNED TO THEM IN THE PROSPECTUS SUPPLEMENT.

(Constant Maturity Swap Rate Notes)

Pricing Supplement No. 3994

Dated February 25, 2004

Rule 424(b)(3)-Registration Statement

No. 333-100527

Interest Payment Dates: Quarterly on the 2nd day of each March, June, September and December,

commencing June 2, 2004.

Initial Interest Rate Per Annum: 1.326%.

Interest Reset Dates: Quarterly on each Interest Payment Date.

Interest Determination Dates: Quarterly, two U.S. Government Securities Business Days prior to each Interest Reset Date, except as described below.

Day Count Fraction: 30/360 (See "Additional Terms Interest")

Calculation Agent: JPMorgan Chase Bank will act as Calculation Agent. If, in the event that the U.S. Dollar swap rate does not appear on the Reuters Screen ISDAFIX1 page as set forth in item (1) below with respect to any Interest Determination Date, then Merrill Lynch Derivative Products AG will act as Calculation Agent with respect to such Interest Determination Date.

Clearance and Settlement:

___ DTC only

X DTC global (including through its indirect participants Euroclear and Clearstream, Luxembourg as described under "Global Clearance and Settlement Procedures" in the accompanying Prospectus Supplement)

___ DTC and Euroclear/Clearstream, Luxembourg (as described under "Description of Notes General - Special Provisions Relating to Certain Foreign Currency Notes" in the accompanying Prospectus Supplement).

___ Euroclear and Clearstream, Luxembourg only

CUSIP No.: 36962GG99

ISIN: US 36962G995

Common Code: 018789248

(Constant Maturity Swap Rate Notes)

Pricing Supplement No. 3994

Dated February 25, 2004

Rule 424(b)(3)-Registration Statement

No. 333-100527

Additional Terms Interest :

The Two-Year Constant Maturity Swap Rate means:

  the rate for U.S. Dollar swaps with a maturity of two years, expressed as a percentage, which appears on the Reuters Screen ISDAFIX1 Page as of 11:00am, New York City time, on the particular Interest Determination Date, or if the rate referred to in clause (1) above does not appear on the Reuters Screen ISDAFIX1 Page by 2:00pm, New York City time, on such Interest Determination Date, a percentage determined on the basis of the mid-market semi-annual swap rate quotations provided by the Reference Banks as of approximately 11:00am, New York City time, on such Interest Determination Date, and, for this purpose, the semi-annual swap rate means the mean of the bid and offered rates for the semi-annual fixed leg, calculated on a 30/360 day count basis, of a fixed-for-floating U.S. Dollar interest rate swap transaction with a term equal to two years commencing on the Interest Reset Date and in a Representative Amount with an acknowledged dealer of good credit in the swap market, where the floating leg, calculated on an Actual/360 day count basis, is equivalent to USD-LIBOR-BBA with a designated maturity of three months. The Calculation Agent will request the principal New York City office of each of the Reference Banks to provide a quotation of its rate. If at least three quotations are provided, the rate for that Interest Determination Date will be the arithmetic mean of the quotations, eliminating the highest quotation (or, in the event of equality, one of the highest) and the lowest quotation (or, in the event of equality, one of the lowest).

The Two-Year Constant Maturity Swap Rate will be determined as of each Interest Determination Date, which shall be two U.S. Government Securities Business Days preceding each Interest Reset Date; provided, however, that if, after attempting to determine the Two-Year Constant Maturity Swap Rate pursuant to clauses (1) and (2) above, such rate is not determinable for a particular Interest Determination Date (the "Original Interest Determination Date"), then such Interest Determination Date shall be the first U.S. Government Securities Business Day preceding the Original Interest Determination Date for which the Two-Year Constant Maturity Swap Rate can be determined as described above.

"U.S. Government Securities Business Day" means any day except for Saturday, Sunday, or a day on which The Bond Market Association recommends that the fixed income departments of its members be closed for the entire day for purposes of trading in U.S. government securities.

"Representative Amount" means an amount that is representative for a single transaction in the relevant market at the relevant time.

"Reference Banks" mean five leading swap dealers in the New York City interbank market, selected by the Calculation Agent, after consultation with us.

(Constant Maturity Swap Rate Notes)

Pricing Supplement No. 3994

Dated February 25, 2004

Rule 424(b)(3)-Registration Statement

No. 333-100527

Interest on the Notes will accrue from and including each Interest Payment Date, or from and including the Original Issue Date if no interest has been paid, to but excluding the next succeeding Interest Payment Date or Maturity Date, as the case may be. Interest on the Notes will be computed on the basis of a 360-day year of twelve 30-day months. If any Interest Payment Date or the Maturity Date of the Notes falls on a day that is not a Business Day, we will make the required payment of principal and/or interest on the next succeeding Business Day, and no additional interest will accrue in respect of the payment made on that next succeeding Business Day.

The historical data in the timetable below is presented for informational purposes only. Past movement of the Two-Year Constant Maturity Swap Rate are not necessarily indicative of future values.

Historical Summary of the Two-Year Constant Maturity Swap Rate*

DATE	INTEREST RATE
February 2, 2004	2.144%
January 1, 2004	2.274%
December 1, 2003	2.435%
November 3, 2003	2.279%
October 1, 2003	1.742%
September 2, 2003	2.300%
August 1, 2003	2.151%
July 1, 2003	1.502%
June 2, 2003	1.524%
May 1, 2003	1.670%
April 1,2003	1.742%
March 3, 2003	1.790%
February 3, 2003	2.041%
January 2, 2003	2.103%
December 2, 2002	2.431%
November 1, 2002	2.170%
October 1, 2002	2.145%
September 3, 2002	2.335%
August 1, 2002	2.580%
July 1, 2002	3.164%
June 3, 2002	3.600%
May 1, 2002	3.583%
April 1, 2002	4.139%
March 1, 2002	3.550%

 *Two-Year Constant Maturity Swap Rate displayed as ISDA Benchmark Rate, as collected by Reuters and ICAP PLC.

(Constant Maturity Swap Rate Notes)

Pricing Supplement No. 3994

Dated February 25, 2004

Rule 424(b)(3)-Registration Statement

No. 333-100527

Repayment, Redemption and Acceleration:

Optional Repayment Date: N/A

Annual redemption Percentage Reduction: N/A

Initial Redemption Date: N/A

Initial Redemption Percentage: N/A

Modified Payment Upon Acceleration; N/A

Original Issue Discount

Amount of OID: N/A

Interest Accrual Date: N/A

Yield to Maturity: N/A

Initial Accrual Period OID: N/A

Amortizing Notes:

Amortization Schedule: N/A

Dual Currency Notes:

Face Amount Currency: N/A

Optional Payment Currency: N/A

Designated Exchange Rate: N/A

Option Value Calculation Agent: N/A

Option Election Date(s): N/A

Indexed Notes:

Currency Base Rate: N/A

Determination Agent: N/A

Listing:

___ Listed on the Luxembourg Exchange

_X_ Not listed on the Luxembourg Exchange

(Constant Maturity Swap Rate Notes)

Pricing Supplement No. 3994

Dated February 25, 2004

Rule 424(b)(3)-Registration Statement

No. 333-100527

Additional Information:

General.

At September 30, 2003, the Company had outstanding indebtedness totaling $272.262 billion, consisting of notes payable within one year, senior notes payable after one year and subordinated notes payable after one year. The total amount of outstanding indebtedness at September 30, 2003 excluding subordinated notes payable after one year was equal to $271.179 billion.

Consolidated Ratio of Earnings to Fixed Charges.

The information contained in the Prospectus under the caption "Consolidated Ratio of Earnings to Fixed Charges" is hereby amended in its entirety, as follows:
		Year Ended December 31,			Nine Months ended September 30, 2003
1998	1999	2000	2001	2002
1.50	1.60	1.52	1.72	1.65	1.82

For purposes of computing the consolidated ratio of earnings to fixed charges, earnings consist of net earnings adjusted for the provision for income taxes, minority interest and fixed charges. Fixed charges consist of interest and discount on all indebtedness and one-third of rentals, which the Company believes is a reasonable approximation of the interest factor of such rentals.

Plan of Distribution:

The Notes are being purchased by Merrill Lynch, Pierce, Fenner & Smith Incorporated (the "Underwriter"), as principal, at the Public Offering Price set forth on the cover page hereof less an underwriting discount equal to 0.250% of the principal amount of the Notes.

The Company has agreed to indemnify the Underwriter against and contribute toward certain liabilities, including liability under the Securities Act of 1933, as amended.